                                                                 Exhibit 10.99.2

                             AMENDED AND RESTATED

                          TRAINING SERVICES AGREEMENT


      THIS AMENDED AND RESTATED TRAINING SERVICES AGREEMENT (this "Agreement") is made and entered into as of the 1st day of January, 1997 by and between YOUTH SERVICES INTERNATIONAL, INC., a Maryland corporation having its principal offices at 2 Park Center Court, Suite 200, Owings Mills, Maryland 21117 ("YSI") and INTERNATIONAL YOUTH INSTITUTE, INC., a Maryland corporation having its principal offices at 901 N. Pitt Street, Suite 250, Alexandria, Virginia 22314 ("IYI").

     WHEREAS, YSI and IYI previously have entered into that certain Training Services Agreement dated as of July 3, 1996 (the "Original Agreement") pursuant to which YSI engaged IYI to perform certain training services in connection with the business of YSI and the parties set forth the terms of certain elective engagements of IYI by YSI;

     WHEREAS, the parties desire to amend certain of the provisions of the Original Agreement arid to restate the entire agreement of the parties in connection with the subject matter of the Original Agreement to include such amendments;

     NOW, THEREFORE, in consideration of these premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1.  Termination of Original Agreement.  Each of IYI and YSI understands and
         ---------------------------------
agrees that upon the execution of this Agreement by both parties hereto, the Original Agreement shall automatically terminate and cease to exist and each of the terms and provisions of the Original Agreement shall be of no further force or effect. The parties hereto further understand and agree that the subject matter of the Original Agreement shall be governed by the terms and provisions of this Agreement.

     2.  Scope of Services; Standard.
         ---------------------------

     (a) During the term of this Agreement, YSI hereby engages IYI to perform, and IYI hereby agrees to perform, the services set forth and described on Exhibit A attached hereto and made a substantive part hereof (the "Tier I
---------
Services"). The Tier I Services shall be provided during the term of this Agreement at such times arc in such manner as is reasonably necessary in order to meet or exceed the training requirements for the personnel who are the subject of the Tier I Services, as such requirements may be set forth by any state or other governmental body or other authority having rules or regulations applicable to the training of such personnel. During the term off this Agreement, IYI shall have the exclusive right to perform Tier I Services with respect to all employees of YSI and its direct and indirect subsidiaries, and neither YSI nor any of its direct or indirect subsidiaries shall be permitted, during the term of this Agreement, to perform any Tier I Services, or to engage any third party to perform Tier I Services, with respect to any employee of YSI or any of its direct or indirect subsidiaries.

     (b) From time to time during the term of this Agreement, IYI also agrees perform the services (or any portion thereof) set forth and described on Exhibit
                                                                         -------
B attached hereto and made a substantive part hereof (the "Tier II Services") in
-
each instance if and only if IYI is the winning bidder for such services in accordance with the Tier II Service Bidding Process set forth in Section 3 hereof. YSI shall not be required to contract for any Tier II Services at any time during the term of this Agreement, and in the event that YSI elects to have any Tier II Services conducted with respect to its personnel, IYI shall have no right to perform such Tier II Services except as set forth in Section 3 below.

     (c) The Tier I Services and the Tier 11 Services provided by IYI pursuant to this Agreement (collectively, the "Services") shall comply with established and accepted standards applicable to the training of personnel working in facilities such as those operated by YSI and its subsidiaries, subject to the guidelines of any applicable governmental bodies or other authorities and the general guidelines of the industry.

     (d) IYI shall have the right to provide Tier I Services and to submit bids to provide Tier II Services (in accordance with Section 3 below) with respect to all employees of governmental authorities or other third parties who enter into joint venture agreements with YSI or any of its subsidiaries if pursuant to such agreement such employees will be providing the same type of services provided by the personnel of YSI or its subsidiaries whose training is covered by this Agreement; provided that in the event that the agreement between YSI and any such governmental authority or other third party prohibits YSI from engaging third parties to conduct the training of personnel or otherwise restricts the provision of such services by IYI, then IYI's rights under this Agreement shall riot extend to any employees or other personnel governed by such governmental or third party agreement.

     3.  Tier II Service Bidding Process.  In the event that, at any time and
         -------------------------------
from time to time during the term of this Agreement, YSI requires Tier II Services, such Tier II Services shall, in each instance, be provided as follows:

     (a) YSI may elect to provide such services internally without engaging any third party to conduct or assist in the conduct of such services, which election shall not require notice at any time to IYI.

     (b) In the event that YSI does not elect to provide the Tier II Services internally, YSI must give notice to IYI stating a description of the desired Tier II Services including the time frame for the provision of such services, the deadline for the submission of a bid to provide such services and the name of the party at YSI to whom a bid shall be submitted. Such notice shall be provided to IYI prior to or simultaneous with any notice or request to any third party to provide such Tier II Services. In the event that IYI desires to perform such Tier II Services (it being understood that IYI shall not be required to submit any bid), on or before the deadline set forth in the notice, IYI shall submit to the party at YSI set forth in the notice its written bid to provide such services. YSI shall review IYI's bid along with any other bids it receives.

     (c) In the event that YSI desires to select a provider other than IYI to perform the Tier II Services YSI shall give written notice to IYI of such desire prior to giving notice to such other provider, which notice shall contain an
--------
outline of the bid submitted to YSI by such other third party provider. IYI shall then have 30 days to resubmit its bid in an effort to make its bid more attractive to YSI than the bid of such other third party provider. YSI shall be permitted thereafter to engage the services of the other third party provider if and only if the bid submitted by such third party provider remains more attractive to YSI than IYI's resubmitted bid based on pricing, experience, training quality or some other appropriate factor.

     4.  Professional Service Fees --Tier I Services.
         -------------------------------------------

     (a) Subject to the provisions of Section 11 below, YSI shall pay to IYI, in consideration of the Tier I Services, a monthly fee equal to the following:

              Period                  Selection of Monthly Fee
              ------                  ------------------------

          January - December   1997   Program FTE's   x   $46
          January - December   1998   Program FTE's   x   $37
          January - December   1999   Program FTE's   x   $34
          January - December   2000   Program FTE's   x   $33
          January - December   2001   Program FTE's   x   $32

          (b) Program FTE's for the purposes of the monthly payment will be computed by YSI consistent with its historical reporting based upon Program FTE's as of the end of the previous month. Program FTE's for the purposes hereof are defined as (i) the number of employees on YSI's payroll that are scheduled for 40 hours per week other at YSI's youth care programs; plus ((ii) the total scheduled hours per week for all part time employees on YSI's payroll other than employees allocated at the corporate headquarters of YSI divided by 40.

          (c) Monthly payments shall be made by YSI in arrears in the form of a company check made payable to IYI and mailed to IYI at the address set forth in the opening paragraph of this Agreement each month on or before the 5th day of the following of each month; provided, however, that payment for the months of January, February and March, 1997 shall be made on the date hereof (it being understood that no payment shall be made on April 5, 1997, and payments in accordance with this paragraph(c) will resume on May 5, 1997). Together with each monthly payment, YSI shall submit to IYI a schedule showing the calculation of the number of Eligible Program FTEs for such month.

     5.  Professional Services Fees -- Tier II Services.  In the event that,
         ----------------------------------------------
during the term of this Agreement, IYI provides any Tier II Services, the fees for such services shall be as set forth in the final bid of IYI accepted by YSI in accordance with the provisions of Section 3 hereof. IYI shall invoice YSI for such Tier II Services on a monthly basis.

     6.  Term of Agreement.  The term of this Agreement shall be five years,
         -----------------
beginning on January 1, 1997 and ending on December 31, 2001, unless sooner terminated pursuant to the provisions of section 7 hereof.

     7.  Termination.
         -----------

          (a) By Either Party.  Either party may terminate this Agreement at any
              ---------------
time during the term hereof, effective immediately upon the giving of notice of such termination to the other party, in the event that (i) a voluntary or involuntary petition or action under Title II of the United States Code is filed by or against the other party (provided that in the event such petition or action is filed by or against IYI, so long as IYI retains control of all of its assets and there is no intent by any party to sell any Intellectual Property, this Agreement shall continue in full force and effect), (ii) the other party makes a general assignment for the benefit of its creditors, or (iii) the other party commits any illegal act.

     (b) By IYI.  IYI may terminate this Agreement at any time during the term
         ------
hereof, effective 90 days after giving notice of such termination to YSI, in the event that YSI fails to make any payment required to be made pursuant to the terms of this Agreement and such nonpayment is not cured within 30 days of notice thereof by IYI to YSI.

     (c)  By YSI.
          ------

          (i) YSI may terminate this Agreement at any time during the term hereof for Cause, effective 90 days after giving notice of such termination to IYI. For purposes of this Agreement, the term "Cause" shall refer to and include (a) the failure of IYI to perform the Tier I Services in accordance with the provisions of exhibit A and the standards referred to in Section 2(c) hereof
                  ---------
which failure has not
been addressed by the cure process in (ii) within 2O days following notice thereof from YSI to IYI; (b) the failure of IYI to perform the Tier II Services in accordance with the IYI bid relating to such services and the standards referred to in Section 2 (c) hereof which failure has not been addressed by the cure process in (ii) within 30 days of notice thereof from YSI to IYI; and (c) the breach by IYI of any material term of that certain Transfer and Assignment of Intellectual Property Agreement of even date herewith between IYI and YSI or of any material term of that certain License Agreement of even date herewith between IYI and YSI in each case, that has not been cured (if applicable) within the time period specified for cure, if any, in such agreement.

                 (ii) The cure process referenced in clause (i) above consists of:

               1.   Notification of the failure, followed by

               2. A 30 day period in which a plan to rectify the failure is presented, followed by

               3. a specified period in which performance will be brought back to accepted standards.

          (iii) YSI may terminate this Agreement at any time during the term hereof, effective immediately upon the giving of notice to IYI, in the event of a Change in Control of YSI. For purposes of this Agreement, the term "Change in Control" shall mean a change in control of & nature that would be required to be reported in response to Item 6(e) of Schedule a of Regulation a promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); whether or not YSI is in fact required to comply therewith, provided that, without limitation, such a change in control shall be deemed to have occurred if
(1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of YSI or any of its subsidiaries or a corporation owned, directly or indirectly, by the stockholders of YSI in substantially the same proportions as their ownership of stock of YSI, becomes the "beneficial owner" (as defined in Rule d3 under the Exchange Act), directly or indirectly, of securities of YSI representing 20% or more of the combined voting power of YSI then outstanding securities; (3) the stockholders of YSI approve a merger, share exchange or consolidation of YSI with any other corporation, other than a merger, share exchange or consolidation which would result in the voting securities of YSI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 70% of the combined voting power of the voting securities of YSI or such surviving entity outstanding immediately after such merger, share exchange or consolidation, or the stockholders of YSI approve a plan of complete liquidation of YSI or an agreement for the sale or disposition by YSI of all or substantially all of YSI's assets.

          (iv) Upon a termination by YSI pursuant to 7(c) (iii) above, IYI will be entitled to payment of the remaining value of this Agreement as determined by the independent appraisal process set forth in clause (v) below, which shall equal the net present value of the remaining payments under this Agreement, taking into account current market conditions, FTE growth rates during the term of this Agreement, and & discount rate equal to the interest discount rate of the Federal Reserve Bank of New Yore.

          (v) The independent appraisal process referred to in clause (iv) above shall be:

               1. Each party shall select an independent appraiser who shall submit an appraisal of the remaining value of this Agreement. If the appraisals are within ten percent (10%) the average of the two appraisals shall be used.

               2. If the two appraisals are not within ten percent, the parties shall select a third independent appraiser who shall submit an appraisal of the remaining value of this Agreement. If the third appraisal is between the two initial appraisals, the third appraisal and the closest of the first two appraisals shall be averaged for a final value.

               3. If the third appraisal is higher than both of the two initial appraisals, the third appraisal and the highest of the first two appraisals shall be averaged for a final value.

               4. If the third appraisal is lower than both of the two initial appraisals, the third appraisal and the lower of the first two appraisals shall be averaged for a final value.

     8.   Limitations on Authority.  In performing services for YSI, IYI shall
          ------------------------
be an independent contractor, not an employee or agent of YSI. Neither IYI nor YSI shall have the right or authority to make or undertake any promise, warranty or representation, to executive any contract or otherwise to assume any obligation or responsibility in the name or on behalf of the other unless specifically authorized prior thereto in writing by an authorized officer of the other party.

     9.   Indemnification
          ---------------

          (a) IYI shall defend, indemnify and hold harmless YSI and its subsidiaries, and the officers, directors, employees, agents, successors and assigns of YSI or any of its subsidiaries, from and against all claims, damages, judgments, fines, penalties, costs or expenses incurred or sustained by YSI, or its officers, directors, employees, agents, successors or assigns, by reason of any direct or indirect breach by IYI of any of the representations, warranties, covenants or agreements contained in this Agreement, including without limitation, IYI's failure to perform services in accordance with the terms of this Agreement (and any accepted bid of IYI, in the case of Tier II services) and IYI's failure to perform such services in accordance with the standard of performance required by Section 2(c) hereof.

          (b) YSI shall defend, indemnify and hold harmless IYI and its subsidiaries, and the officers, directors, employees, agents, successors and assigns of IYI or any of its subsidiaries, from and against all claims, damages, judgments, fines, penalties, costs or expenses incurred or sustained by IYI, or its officers, directors, employees, agents, successors or assigns, by reason of any direct or indirect breach by YSI of any of the representations, warranties, covenants or agreements contained in this Agreement, including without limitation, YSI's failure to make prompt payment of all sums due to IYI in accordance with the terms of this Agreement (and any accepted bid of IYI, in the case of payment for Tier II Services performed by IYI).

     10.  Insurance.  At all times during the term of this Agreement, (a) IYI
          ---------
shall maintain a general liability insurance policy with an aggregate coverage in an amount not less than $500,000 per occurrence, and (b) YSI shall maintain a general liability insurance policy with an aggregate coverage in an amount not less than 1,000,000 per occurrence.

     11.  Renegotiation of Agreement.  In the event of an FTE increase of 10% or
          --------------------------
more due to the addition of a major program or an acquisition, the parties agree to negotiate with one another in good faith to renegotiate the terms of this Agreement as related to the major program or acquisition that caused the 10% or greater FTE increase.

     12.  Arbitration.  Any dispute or controversy arising out of or in
          -----------
connection with this Agreement, or the breach or validity thereof, shall be settled by final and binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association.

     13.  Miscellaneous Provisions.
          ------------------------

          (a) Governing Law.  This Agreement shall be deemed to have been
              -------------
executed and delivered in the State of Maryland and shall be construed, interpreted and enforced in accordance with the internal laws of the State of Maryland, without application of its choice of law principles.

          (b) Assignment.  No party to this Agreement may assign this Agreement
              ----------
or any rights hereunder, or delegate any duties hereunder, in whole or in part, without the prior written consent of the other parties hereto; provided, however, that IYI may assign this Agreement one time without the consent of YSI only to an entity having the same ownership, substantially all the same employees and the same business as IYI if such entity was created at the designation of IYI for the sole purpose of effecting a change in the business form of IYI; and further provided, that all of the direct and indirect subsidiaries of YSI and the joint venture and other partners of YSI shall be third party beneficiaries to this Agreement. Any assignment, sublicense or delegation of duties made in violation of the terms of this Agreement shall be null and void and of no force or effect.

          (c) Notices.  Any notice, request, instruction or other document or
              -------
communication required or permitted to be given under this Agreement shall be in writing and shall be deemed given upon delivery in person; upon being deposited in the mail, postage prepaid, for mailing by certified or registered mail; or upon being transmitted by facsimile, as follows:

            If to YSI delivered, mailed or transmitted to:

               Youth Services International, Inc.
               2 Park Center Court, Suite 200
               Owings Mills, Maryland 21117
               Attention:  David B. Dolce
               Facsimile telephone number:  (410) 356-8634

            If to IYI, delivered, mailed or transmitted to:

               International Youth Institute, Inc.
               901 N. Pitt Street, Suite 250
               Alexandria, Virginia
               Attention:  John R. Allen
               Facsimile telephone number:  (703) 549-9807

            with a copy to:

               McGuire, Woods, Battle & Boothe
               8280 Greensboro Drive
               McLean, Virginia 22102-3892
               Attention:  Jocelyn West Brittin
               Facsimile telephone number:  (703) 712-5050

or, in each case, to such other address or addresses as may be specified in writing from time to time by any party to the other parties.

          (d)  References and Construction.
               ---------------------------

          (i) Unless the context otherwise requires, the singular shall include the plural and vice versa, references to any gender shall include all other genders and references to persons shall include individuals, bodies corporate, unincorporated associations, partnerships and other entities in each case whether or not having a separate legal personality.

          (ii) Section headings are for convenience only and shall not limit or otherwise affect any of the provisions of this Agreement

          (e) Entire Agreement.  Except as otherwise specifically provided
              ----------------
herein, this Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiations, writings and understandings relating to the subject matter of this Agreement are merged herein and are superseded and canceled by this Agreement.

          (f) Waivers - Amendments.  Any of the terms or conditions of this
              --------------------
Agreement may be waived but only in writing by the party which is entitled to the benefit thereof, and this Agreement may be amended or modified in whole or in part only by an agreement in writing, executed by all the parties to this Agreement.

          (g) Binding Nature of Agreement.  This Agreement shall be binding upon
              ---------------------------
and inured to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

          (h) Severability.  Any term or provision of this Agreement which may
              ------------
be held illegal, invalid or unenforceable shall be ineffective to the extent of such illegality, invalidity or unenforceability without rendering illegal, invalid or unenforceable the remaining terms and provisions of this Agreement to the extent that continuation of the remaining portions of the Agreement does not constitute a material impairment of the rights and obligations under this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST:                           YOUTH SERVICES INTERNATIONAL, INC.


/s/ Mark S. Demilio               By:  /s/ Timothy P. Cole
-------------------                    -------------------
                                       Name:  Timothy P. Cole
                                       Title:  Chief Executive Officer

                                  INTERNATIONAL YOUTH INSTITUTE, INC.


___________________               By:  /s/ Thad A. Wolfe
                                     -------------------
                                     Name:  Thad A. Wolfe
                                     Title:  Chairman & Chief Executive
                                             Officer

                                   EXHIBIT A
                               SCOPE OF SERVICES

     The training provided will include basic Tier I training (below) with the flexibility for YSI to seed approximately 24 hours of variable tailored curriculum content and 16 hours of selected supervisory/leader training for 10% of the FTEs. Such modified curricula would require EVP of Operations and CEO/President approval.

TIER I.  BASIC TRAINING PROGRAM

A. TRAINING PROGRAM STRUCTURE
   --------------------------

    1.  PROGRAM FACILITY TRAINING NEEDS ASSESSMENT

        On-site assessment at individual employee and program level.

    2.  QUALITY ASSURANCE, PERFORMANCE ANALYSIS, AND MONTHLY REPORTING

        Ensure program quality and consistency, monitor training progress, and track performance for sorting at individual program level as well as aggregate analysis and reporting of corporate-wide status and outcomes. Monthly reports will include training accomplished during the last month, cumulative training for the current fiscal year-to-date, and projections of the following month as well as the remainder of the quarter and fiscal year.

B.  BASIC TRAINING COURSES
    ----------------------

     1. ORIENTATION (PRE-SERVICE) TRAINING FOR ALL NEW EMPLOYEES

        Training costs permit no more than. 2 orientation courses at one location during a single month. Orientation curriculum is attached.

     2. ANNUAL ACCREDITATION CONTINUATION TRAINING

        Continuation/accreditation training will be based on current staffing levels and standard annual re-certification requirements in health, safety, security, and crisis intervention.

C.  INDEPENDENT STUDY, VIDEO AND CORRESPONDENCE COURSES
    ---------------------------------------------------

     The Tier I Basic Training Program does not include any independent study, video or correspondence courses.

EXHIBIT A (Continued)
BASIC TRAINING ORIENTATION CURRICULUM
                                                     Hours
                                                     -----
The YSI Story                                          1.0
  Formula for Success
  Guiding Principles
  World of Work

Juvenile Justice and Behavioral Health Overview
 The Student Population                                0.5
 The Residential Setting                               0.5
 Rights and Responsibilities                           1.0
 Point and Level System                                1.0
 Staff and Student Handbook                            1.0

Health, Safety, and Security
 Infection Control                                     1.0
 Alcohol and Other Drugs                               1.0
 Safety, Security and Emergency Procedures             3.5
 Suicide Prevention                                    0.5
 Child Abuse and Neglect                               0.5
 CPR                                                   4.0
 Standard First Aid                                   2..5
 Reports and Documentation                             1.0

Crisis Intervention Training
 Counseling and Behavior                               8.0
 Limiting the Use of Force                             4.0
 Verbal Intervention Skills                            4.0
 Escorts and Restraint                                 8.0

Introduction to the Foundations
 Positive Peer Culture                                 2.0
   Cognitive Behavior/Medical Model                    1.0
 Managing Emotions                                     1.0
 Cultural Diversity                                    1.0
                                                     -----
TOTAL HOURS                                           48.0

                                                                       EXHIBIT B


                                TIER II SERVICES
                                ----------------


A.   Training Course
     ---------------

     Course offerings will be based on (1) program training needs assessment, and (2) Youth Development Professional Certification Levels I through IV. Since Tier I training under this Agreement does not include comprehensive continuation, in-service, and career development training, responsiveness to additional training requirements will depend on lead time and scope of potential training.

B.   Independent Study, Video and correspondence Courses
     ---------------------------------------------------

     These services will become available to YSI during the term of the Agreement as developed by IYI.